EXHIBIT 10.129

SUMMARY OF CHANGES IN COMPENSATION OF NAMED EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 13, 2006, the following are the base salaries (on an annual basis) of certain named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of Mechanical Technology Incorporated whose compensation was either not previously disclosed or has changed from the employment agreement previously filed as an Exhibit:
Steven N. Fischer	$ 180,000
Chairman, Mechanical Technology Incorporated
Cynthia A. Scheuer	$ 200,000
Vice President, Chief Financial Officer and Secretary,
Mechanical Technology Incorporated

The Company does not have a written employment agreement with Steven N. Fischer, its Chief Executive Officer, however it does have an arrangement with him where he is paid an annual salary of $180,000 and he will receive 100% of his base salary and benefits for six months if he is terminated without cause. This arrangement continues unless modified or terminated.

The Company will provide additional information regarding compensation awarded to all Named Executive officers in respect of and during the year ended December 31, 2005, in the Proxy Statement for the Company's 2006 Annual Meeting of Shareholders which will be filed with the Securities and Exchange Commission within 120 days of year end.